Exhibit 99.1

      For Immediate Release

Contacts:	(News Media) Tony Zehnder, 312.396.7086
(Investors) Scott Galovic, 317.817.3228

CNO Announces Departure of
EVP of Technology and Operations

Carmel, Ind., December 14, 2010 – CNO Financial Group, Inc. (NYSE:CNO) today announced that Russell Bostick, executive vice president of technology and operations, has left CNO to pursue other opportunities.  A search is underway for a new leader for technology and operations, and the company anticipates that the search will be completed shortly.

CNO is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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